Exhibit (10.13)

EASTMAN KODAK COMPANY

2013 OMNIBUS INCENTIVE PLAN

EXCEL RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:	<Participant Name>
Grant Date:	April 1, 2016
Number of RSUs:	<Number of RSUs>

Vesting Schedule:

Vesting Date	Percentage Vesting
April 1, 2016	100%

These Restricted Stock Units (RSUs) are being granted to you by Eastman Kodak Company (Kodak) in payment of your 2015 EXCEL award.  The RSUs are granted under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”), which is hereby incorporated by reference, and the RSUs are subject to all of the terms of the Plan.  You may not sell, assign, pledge, encumber or otherwise transfer the RSUs in any manner.

The RSUs are fully vested on the date of the grant, and will be paid to you within approximately 30 days thereafter. You will not have the rights of a Kodak shareholder with respect to the shares issued to you in payment of your RSUs until the shares are actually issued and delivered to you.

The applicable income and employment taxes required to be withheld from you upon payment of the RSUs will be collected by Kodak or one of its subsidiaries, netting from the Kodak shares to be issued to you, a portion of such shares with a value of an aggregate amount equal to the minimum amount of taxes required to be withheld.

The RSUs (at the time of vesting or otherwise) will be includible as compensation for pension.

By accepting the RSUs, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.

Page | 1